Exhibit 10.1

These terms and conditions apply in relation to any recruitment services provided by La Fosse Associates Limited (Company No: 6729790) a company incorporated in England and Wales whose registered office is 30 City Road, London, EC1Y 2AB (the "Company") to any client (the "Client").

Between:

(1)         La Fosse Associates Limited (Company No: 6729790) a company incorporated in England and Wales whose registered office is 30 City Road, London, EC1Y 2AB (the "Company"); and

(2)         Adaptimmune LLC a Delaware company with principal address at 351 Rouse Boulevard, Philadelphia, PA19112 (the "Client").

Background:

(A)         This Agreement is a framework agreement, the terms of which shall apply to any and each Assignment Schedule agreed between the parties.

It is agreed as follows:

Definitions and interpretation

In this Agreement, unless the context otherwise requires, the following definitions shall apply:

"Agreement" means the agreement between the Company and the Client comprising the terms set out in this document including each Assignment Schedule.

"Assignment Schedule" means the schedule confirming the details of each Assignment; the term "Assignment" shall be construed accordingly.

"Business Day" means any day (other than Saturday or Sunday) on which clearing banks are open for business in New York City, New York, United States of America .

"Client's Group" means the Client, any body corporate of which the Client is a subsidiary (as defined in section 1159 of the Companies Act 2006), any other subsidiary of such body corporate and any subsidiary of the Client and in particular Adaptimmune Limited and Adaptimmune Therapeutics Plc

"Client's Systems" means the systems which the Client makes available to the Supplier and/or the Consultant for use in relation to the Services.

"Company's Group" means the Company, any body corporate of which the Company is a subsidiary, any other subsidiary of such body corporate and any subsidiary of the Company.

"Conduct Regulations" means The Conduct of Employment Agencies and Employment Businesses Regulations 2003.

"Consultant" means the individual named in the relevant Assignment Schedule, assigned to the performance of the Services as at the Start Date of the relevant Assignment and any substitute pursuant to clause 5.

"Conversion Fee" means if the Consultant is engaged as a permanent employee or engaged directly as a PSC Contractor:

25% of the Consultant's first year's base salary (excluding discretionary bonuses, options, shares, benefits, pension scheme payments and healthcare payments)

"End User" means any client or customer of the Client for whom, or at whose premises, the Services are performed under this Agreement.

"Engagement" means the Client's direct or indirect via any person other than the Company:

engagement or employment of:

the Consultant;

the Supplier; or

any individual, such as the Consultant or their substitute, engaged through the Company and/or the Supplier; or

other arrangement for Consultant or Supplier to provide services to the Client or any member of the Client's Group or an End User;

"Force Majeure" means any cause preventing a party from performing any or all of its obligations arising from or attributable to acts, events, omissions or accidents beyond the reasonable control of the party so affected.

"Good Industry Practice" means the exercise of the skill, diligence, prudence, foresight and judgment which would be expected from a suitably skilled and experienced person engaged in the same type of services as the Services, applying the best standards currently generally applied in the relevant industry.

"Introduction" means

(a)         the interview by the Client of:

the Supplier; or

an employee, worker, officer or representative of the Supplier (including, for the avoidance of doubt, the Consultant or their substitute)

in person, by telephone or by video link; or

(b)         the passing by the Company to the Client of information which identifies or relates to any of the persons in (a)(i), (a)(ii) or (a) (iii) above,

and the date of Introduction shall be whichever is the earlier of the interview or the passing of such information. "Introduces" and "Introduced" shall have the corresponding meaning.

"Loss" means any demand, contribution, claim, action, proceeding, liability, loss, damage, costs, expenses, tax, national insurance contributions (to the extent permitted by law) and charges and any related penalties, fines or interest whatsoever whether founded in statute, contract, tort or otherwise made or brought against or incurred (including without limitation all losses, liabilities and costs incurred as a result of defending or settling any claims); the term

"Losses" shall be construed accordingly.

"Payment Rate" has the definition as set out in the Assignment Schedule.

“PSC Contractor” means a contractor employed through or via a personal service company.

"Relevant Period" means whichever of the following periods ends later:

(c)         the period of 8 weeks commencing on the day after the day on which the Supplier and/or the Consultant last provided services to the Client via the Company (whether under this Agreement or otherwise); or

(d)         the period of 14 weeks commencing on the first day on which the Supplier and/or the Consultant provided services to the Client pursuant to the most recent supply of the Supplier's and/or the Consultant's services to the Client by the Company (as adjusted in accordance with Regulation 10 of the Conduct Regulations to take into account any break between supplies or 42 days or more).

"Services" means as defined in the relevant Assignment Schedule.

"Supplier" means (if applicable) a supplier, whose details are set out in the relevant Assignment Schedule, engaged by the Company to supply the services of the Consultant.

"Systems" means telecommunications systems, IT systems and security systems.

1.2        Each term starting with a capital letter and not defined in clause 1  or elsewhere in this Agreement is as defined in the Assignment Schedule.

1.3        References to "Supplier" are relevant only if the Company engages the services of the Consultant via a contractual intermediary such as, without limitation, a personal service company or an umbrella company.

1.4        Any reference, express or implied, to an enactment includes a reference to that enactment as from time to time amended, modified, extended, re-enacted, replaced or applied by or under any other enactment (whether before or after the date of this Agreement) and all subordinate legislation made (before or after the date of this Agreement) under it from time to time.

1.5        Where the context permits, words denoting:

(a)         persons shall include bodies corporate and unincorporated associations of persons;

(b)         the singular includes the plural and vice versa; and

(c)         one gender shall include any gender.

1.6        These terms apply from 30 September 2019, following signature of Client to Assignment Schedule and shall apply thereafter in relation to each subsequent Introduction and/or issued Assignment specification and to each Assignment Schedule agreed between the parties hereunder.  In the event of any conflict or inconsistency between an Assignment Schedule and the terms in this main agreement the terms of the relevant Assignment Schedule shall take precedence.

2.          The Company's obligations

2.1        Subject to the provisions of clauses 5,  6 and 7, the Company will procure that the Services will be provided during the relevant Assignment period and up to Assignment End Date.

2.2        The Company will procure that the Supplier (where appropriate) and the Consultant each:

(a)         supply the Services at the Location(s) in accordance with Good Industry Practice and in accordance with all laws, regulations, governance requirements, orders and equivalent applicable to the performance of the Services;

(b)         comply with the Client's reasonable requirements as may be notified by the Client to the Company from time to time;

(c)         comply with all relevant Client regulations, policies and protocols as notified by the Client to the Company, Supplier or Consultant from time to time, including on health and safety and security; and

(d)         provide a suitable substitute consultant when the Consultant is incapacitated, unavailable or otherwise unwilling to provide the Services;

(e)         warrant that the Services will be performed with all due care and that they shall not perform any acts or omit to perform any acts fraudulently or with gross negligence or wilful misconduct; and

(f)          are not subject to any restriction, debarment, criminal sanction or other reason which would prevent them performing the Services. Company warrants that it has obtained reasonable evidence of qualifications and references.

2.3        Where the Supplier is based in the United Kingdom, the Company will require the Supplier and the Consultant to confirm that the Consultant has:

(a)         valid and subsisting leave to enter and remain in the United Kingdom for the duration of the relevant Assignment; and

(b)         is not (in relation to the leave in clause 2.3(a)) subject to any conditions which may preclude or have an adverse effect on the provision of the Services.

3.          The Client's obligations

3.1        In the event the Client requests that the Company issues, or caused to be issued, any advertisement in order to source potentially suitable service providers to provide the Services

(or similar services), the Client warrants that it has, prior to any such issue, given the Company authority to source such service providers.

3.2        The Client warrants and confirms that to the best of its knowledge it has (or will, prior to the relevant Start Date) give to the Company accurate information in order for the Company properly to consider the suitability of the Supplier and/or the Consultant to supply the Services, including but not limited to:

(a)         the identity of the Client and, if applicable, the nature of the Client's business;

(b)         details of the Services including, but not limited to, the type of work, the location at which and the hours during which the Services are to be provided; and

(c)         the experience, training, qualifications and any authorisations which the Client considers are necessary.

3.3        The Client confirms that the Company has supplied it (or will supply, prior to the relevant Start date) with confirmation of the following:

(a)         the identity of the Consultant and (where appropriate) the Supplier;

(b)         that the Supplier/Consultant has the experience, training, qualifications and any authorisation which the Client considers are necessary, or which are required by law or by any professional body, to perform the Services; and

(c)         that the Consultant and any Supplier are willing to provide the Services.

3.4        In the event that the Company is unaware or not given sufficient time to complete appropriate commitments outlined in Clause 3.3, the Client agrees that if the Consultant or the Supplier fails to have the experience, training, qualifications and/or any authorisation which the Client considers are necessary, or which are required by law or by any professional body to perform the Services, the Company shall have no liability to the Client in respect of this.

3.5        The Client shall:

(a)         carry out risk assessments of the Services to be undertaken and notify the Consultant promptly of any specific or potential hazards relating to the Assignment and any precautions the Consultant and any Supplier should take in relation to such risks;

(b)         not allow the Consultant or the Supplier to undertake any work that is hazardous without first undertaking a risk assessment and notifying the Supplier/Consultant of any risks identified;

(c)         if applicable, make clear to the Company, any Supplier and the Consultant what rules (including but not limited to health and safety, site and security policies, procedures and regulations) apply in respect of the Location(s);

(d)         check and sign or electronically verify timesheets (in a form approved by the Company) verifying the number of hours worked by the Supplier/Consultant and evidencing performance of the Services by the Supplier/Consultant;

(e)         allow the Consultant and the Supplier to determine generally how the Services should be supplied, provided such supply is in all cases in accordance with Client policies and all applicable laws and regulations;

(f)          notify the Company promptly if it is dissatisfied with the performance by the Supplier or Consultant of the Services (in which case the provisions of clause 5 shall apply), and, for the avoidance of doubt, the Client has no authority to discipline any Supplier or Consultant or to terminate the provision of the Services via any Supplier or Consultant save as provided in the contract between Client, Supplier and Company;

(g)         (without limitation to the above) not commit any act or omission constituting unlawful discrimination or harassment of any Supplier or Consultant in connection with the performance of the Services;

3.6        The Client agrees to the terms relating to Absence Entitlement set out in the relevant Assignment Schedule.

4.          Payment of Fees

4.1        The Company will be entitled to issue invoices in respect of the Services supplied during the relevant invoicing period (being calculated as a multiple of the number of hours/days (as appropriate) during which the Services have been provided and the relevant Payment Rate).

4.2        Unless otherwise agreed in writing, the Company shall be entitled to invoice the Service charges to the Client on a two weekly basis and such invoices shall be payable by the Client within 14 days of the date of invoice.

4.3        For the avoidance of doubt, in the calculation of the sums due to the Company in relation to Services performed by the Supplier/Consultant a timesheet signed by a representative of the Client shall be conclusive evidence that the Services have been performed at the times and for the total period of time set out in such timesheet.  If the Client disputes the hours claimed, it shall inform the Company within 2 days of receipt of the disputed timesheet or if later on obtaining knowledge of any default in hours claimed and in any event, no later than 5 days from the date of invoice or default in hours being identified and shall co-operate with the Company to establish the hours worked by the Supplier/Consultant.  Failure by the Client to sign any such timesheet does not absolve the Client from its obligation to pay the Company the fees for the Services in accordance with this clause 4.

4.4        As between the Company and the Client, the Company shall not be liable for fraudulent timesheets submitted by or on behalf of a Supplier/Consultant. Such exclusion shall not preclude the Client bringing any action or recourse directly against the Supplier/Consultant.

4.5        Unless otherwise agreed in writing by a director of the Company, the Company will not be obliged to make any rebates or refunds of fees or other sums payable to the Company by the Client. Such rebates will be agreed by the Company in the event that it is shown that any fees have been paid in error or that any timesheet included any error in hours worked.

4.6        All amounts due under this Agreement shall be paid in full without any deduction or withholding other than as required by law.  The Client shall not be entitled to assert any credit, set-off or counterclaim against the Company in order to justify withholding payment of any such amount in whole or in part.

4.7        Unless otherwise agreed by the Company, all payments due to it under this Agreement shall be paid by direct bank transfer to the Company's bank account.

4.8        Company shall be entitled to charge interest on any amounts due to the Company from Client, which are not paid by the Company by the due day and on provision of 2 Business Day’s notice. Interest shall accrue from the date said amount was due at the rate of four percent (4%) per annum.

4.9        All amounts payable under this Agreement (including, for the avoidance of doubt, those under clause 6) are exclusive of value added tax and any other like taxes applicable to a Location(s), which shall be payable by the Client at the rate prevailing at the time and accounted to the relevant taxation authority by the Company.

5.          Substitution of Supplier/Consultant

5.1        The Company shall be entitled from time to time, without prejudice to the other terms of this Agreement, to offer the Client a suitably qualified, skilled and experienced substitute Consultant or Supplier. The Client shall be under no obligation to accept such substitute or to agree to substitution of any Consultant or Supplier.

5.2        If within 10 working days of the relevant Start Date a Consultant or Supplier fails in the reasonable opinion of the Client to perform the relevant Services satisfactorily, the Client shall notify the Company in writing to that effect and the Company will use its reasonable endeavours to procure that a suitable substitute Supplier or Consultant is available to perform the Services as soon as possible.  If no such substitute is available within 5 Business Days after receipt by the Company of the Client's written notification of unsatisfactory performance, then the Client may terminate the relevant Assignment Schedule by written notice in accordance with clause 7.

6.          Transfer Provisions

6.1        Save as otherwise agreed in the Assignment Schedule, if, following an Introduction, the Client wants an Engagement to commence within a period of twelve months from the date of the Introduction or an Engagement occurs within such period and the Supplier and/or the Consultant have/has not commenced provision of services via the Company, the Client shall notify the Company and pay to the Company the Conversion Fee, unless the Client elects, within 3  Business Days of the date of the Engagement by written notice to the Company to engage the Company to arrange for the Supplier and/or the Consultant to provide the required services, under and in accordance with the terms of this Agreement for such Engagement.

6.2        No refund of the Conversion Fee shall be payable if the Engagement terminates unless such Engagement terminates within a period of 3 months from start of Engagement in which case 50% of Conversion Fee shall be refunded.

7.          Termination

7.1        This Agreement shall continue unless terminated:

(a)         by written notice with immediate effect by either Party if there is any material breach of this Agreement by the other party or in the case of Client by any Consultant or Supplier, which is, in the reasonable opinion of the terminating Party, incapable of being remedied or in the case of Client if the Client is entitled to terminate this Agreement pursuant to clause 5; or

(b)         by 5 Business Days' written notice by either party if there is any material breach of this Agreement by the other party or in the case of Client by any Consultant or Supplier, which is, in the reasonable opinion of the terminating Party, capable of remedy and which is not remedied within 30 Business Days after an earlier notice requiring it to do so; or

(c)         by written notice with immediate effect by either party if that party shall become unable to commence, continue or completely perform its obligations under this Agreement by reason of illness, injury, other incapacity or by reason of Force Majeure affecting that party, which is not within that party's reasonable control; or

(d)         by written notice with immediate effect by either party if either party shall: become insolvent within the meaning of the Insolvency Act 1986, becomes bankrupt, apply for, or have made against it or him a receiving order, or makes any composition with its creditors or an administration order or if an order is made or resolution passed for the winding up of either party or either party passes a resolution to cease trading or actually ceases trading (an "Insolvency Event").

7.2        Without prejudice to the rights to terminate the whole Agreement under clause 7.1, either party may terminate an Assignment Schedule by the period of notice (if any) as agreed in the relevant Assignment Schedule. Client may also terminate an Assignment Schedule with immediate effect where there is (a) any material breach by the Consultant and/or Supplier of any of the obligations set out in Clause 2 or the Consultant is debarred, subject to any criminal sanction or government imposed sanction or otherwise prevented from performance of any of his/her duties under the Assignment; or (b) the Supplier or the Consultant has in relation to this Agreement committed an act or omission of dishonesty, gross incompetence or gross negligence; or is convicted of any indictable criminal offense (other than, where the Services do not require the Consultant to drive, a road traffic offence for which a penalty of imprisonment is not imposed); or becomes bankrupt, applies for, or has made against it or him, a receiving order or makes any composition with its creditors or an administration order or order is made or resolution passed for the winding up of the Supplier.

7.3        The Client shall notify the Company promptly, and in any event within 24 hours or becoming aware, if a Supplier or Consultant fails to attend for the purposes of providing their Services under an Assignment or notifies the Client that the Supplier or Consultant is unable to attend for any reason.

7.4        If, for any reason, the Client does not require the Consultant or the Supplier to perform Services during any termination notice period the Client shall, nevertheless, pay the Company as though the Consultant or Supplier was providing Services for 40 hours per week (or the average hours per week provided over preceding month by such Consultant or Supplier) for the duration of the notice period. Termination of this Agreement shall be without prejudice to the rights of either party arising prior to termination.

7.5        Any termination of this Agreement (howsoever occasioned and whether in whole or in part) shall be without prejudice to any other rights or remedies a party may be entitled to hereunder or at law and shall not affect any accrued (before termination) right or liabilities of either party nor the coming into or continuance in force of any provision hereof which is expressly or by implication intended to come into or continue in force on or after such termination.

8.          Acknowledgements and Liability

8.1        Nothing contained in this Agreement shall in any way constitute:

(a)         the Supplier or the Consultant as the employee(s) or worker(s) of the Company or the Client; or

(b)         (where there is no Supplier,) the Consultant as the employee of the Company or the employee of the Client,

and the Company confirms that the Supplier, or (where there is no Supplier) the Consultant, is engaged under a contract for services (in respect of which, without limitation, the Client does not supervise and/or have the right to control the actions of the Supplier or the Consultant in the way that it would if an employment relationship existed).

8.2        Where the Services are performed by a PSC Contractor, the Company and the Client acknowledge that the PSC Contractor offers their services on an independent business to business basis and accordingly neither the Client nor the Company supervises and/or has the right to control the actions of the PSC Contractor in the way that it would if an employment or worker relationship existed.  If the Client does, or intends to, supervise and direct any PSC Contractor, the Client shall immediately notify the Company of that fact.

8.3        The parties acknowledge that the Company is not obliged to put the Supplier and/or the Consultant forward for consideration by the Client for the provision of services and the Supplier and/or the Consultant is not obliged to provide services to the Client beyond the termination of the relevant Assignment.

8.4        The Client acknowledges that the Company is in the business of providing resourcing services which comprise the sourcing and introduction of suitable service suppliers to the Client and the contractual arrangements for the provision of their services to the Client.  Whilst every effort is made by the Company to ensure a reasonable standard of skill, integrity and reliability from the Supplier/Consultant and to provide the Supplier/Consultant in accordance with the Client's requirements, the Company cannot accept full responsibility for the quality of the Services provided by the Supplier and the Consultant or their activities while at the Location(s).  Accordingly, the Company's liability is limited as set out in this clause 8.

8.5        The Client acknowledges that the Company shall not be responsible for supervising, monitoring or directing the Supplier(s) and/or Consultant(s) whilst working on Assignment and that accordingly, only the Client is in a position to assess and insure against risks in respect of or during or arising out of the period for which the Supplier and/or the Consultant is performing the Services.

8.6        The charges made by the Company reflect only those Supplier/Consultant sourcing, selection and introduction services agreed to be supplied by the Company and do not indicate acceptance of any liability for the Supplier's or the Consultant's acts or omissions.

8.7        Subject to clause 8.9,  and as between Company and Client, Company shall not be liable for any Losses or delay arising from:

(a)         any failure of the Supplier and/or Consultant to provide the Services for all or part of the term of this Agreement unless such failure results from an act or omission of the Company or breach of the terms of this Agreement by the Company;

(b)         the negligent, wrongful, dishonest or fraudulent acts or omissions or misrepresentations of the Supplier or the Consultant, including, without limitation, any lack of skill of the Supplier/Consultant unless the Company has itself contributed to such acts, omissions or misrepresentations; or

(c)         theft of any data or materials or the negligent driving of the Supplier and/or Consultant.

For clarity, exclusion of liability under this clause 8.7 shall not prevent Client from enforcing any provisions of the agreement between Company and Supplier/Consultant directly against such Supplier and/or Consultant in accordance with the terms of the Agreement between Company and Supplier and/or Consultant.

8.8        the Company shall not be liable for any Losses arising out of:

(a)         any act or omission or misrepresentation (whether before or after the date of this Agreement) of the Supplier or the Consultant;

(b)         any special, indirect or consequential damages or loss; or

(c)         any loss of profit (other than direct loss arising from a breach of confidentiality), business, revenue, goodwill, anticipated savings, arising out of any failure by the Company to perform any obligations under this Agreement.

8.9        Nothing in this Agreement shall operate to exclude or limit the Company's liability for:

(a)         death or personal injury caused by the Company's negligence;

(b)         its own fraudulent acts or omissions or its own acts or omissions which result in a breach of any term under this Agreement; or

(c)         any other liability which cannot by law be excluded.

8.10      The Client shall indemnify and keep indemnified the Company against any Losses incurred by the Company arising out of this Agreement and/or as a result of any breach of this Agreement by the Client. For clarity such obligation to indemnify shall not apply to the extent any Losses are caused by Company’s own acts or omissions in breach of any term of this Agreement or any fraudulent acts or omissions or negligent acts or omissions of Company.

9.          Confidentiality and Intellectual Property

9.1        The Company undertakes to the Client that it shall, and shall require that the Supplier and the Consultant shall:

(a)         keep confidential, all information relating to work results, intellectual property rights in the work results or otherwise arising in the performance of the Services and the Client's business and affairs (including, for the avoidance of doubt, Payment Rates) ("Confidential Information") which may become known to it/them in connection with the supply of the Services; and

(b)         require that the Supplier and the Consultant shall enter into any and all assignments of intellectual property Rights (relating to work results or otherwise arising during the performance of the Services) or confidentiality undertakings that the Client may reasonably require it or them to enter into and hereby confirms that such work results and intellectual property rights are owned by and shall be owned by the Client; and

(c)         shall procure that Supplier and Consultant shall not use the Confidential Information for any purpose other than the performance of the Services.

The obligations set out in this clause 9 shall survive any termination of this Agreement indefinitely. This clause shall not override any confidentiality or other similar agreements entered into directly between the Supplier and the Consultant and the Client or any member of the Client’s group. Clause 9.1(a) shall not apply to any information which is public or which subsequently becomes public other than through a breach of this Agreement.

10.        Information and Data Protection

10.1      Any information and data provided by the Company to the Client and used by the Client directly or indirectly in the performance of this Agreement shall remain at all times the property of the Company. It shall be identified, clearly marked and recorded as such by the Company and the Client shall retain such labels on all media and in all documentation. For clarity, any deliverables provided by the Supplier or Consultant in the performance of the Services shall be owned by the Client and Company shall not place any restriction on the use of such deliverables by the Client.

10.2      The Client shall take all reasonable precautions to preserve the integrity and prevent any corruption or loss, damage or destruction of the Company's data and information.

10.3      In the event of termination of this Agreement the Client shall when directed to do so by the Company, and instruct all its agents and sub-contractors to, erase all information and data provided by the Company and all copies of any part of the information and data provided by the Company from the Client's systems and magnetic data save that (a) Client shall be entitled to retain one copy of such information for the purposes of ensuring compliance with this Agreement; and (b) Client shall not be required to delete Company information from its back-ups provided such back-ups are not accessible to all employees at Client.

10.4      Both parties agree to comply with the data protection requirements set out in Annex A.

11.        Anti-Bribery

11.1      The Bribery Act affects the Company and the Client in their business relations anywhere in the world. Under the Bribery Act, it is an offence to:

(i)          Bribe a person i.e. to offer, promise or give a financial or other advantage to another person, whether in the UK or abroad, with the intention of inducing or rewarding improper conduct; or

(ii)         Receive a bribe i.e. to request, agree to receive or accept a financial or other advantage for or in relation to improper conduct; or

(iii)         Bribe a foreign public official; and

(iv)        Fail to prevent bribery.

11.2      Each party acknowledges and agrees that the other party will not tolerate bribery in any form in connection with the conduct of its business.

11.3      Each party and the Company shall procure that the Supplier and Consultant shall:

(a)         comply with all applicable laws, statutes, regulations, codes and guidance relating to anti-bribery and anti-corruption ("Anti-Bribery Laws"), including without limitation the Bribery Act 2010 and the US Foreign Corrupt Practices Act;

(b)         not engage in any activity, practice or conduct which would constitute an offence under the Bribery Act 2010 if such activity, practice or conduct had been carried out in the United Kingdom;

(c)         not do, or omit to do, any act that will cause the other party to be in breach of the Anti-Bribery Laws; and

(d)         promptly report to the other party any request or demand for any undue financial or other advantage of any kind received in connection with the performance of this Agreement.

11.4      Each party prohibits the offering, the giving, the solicitation or the acceptance of any bribe, whether cash or other inducement to or from any person or company, wherever they are situated and whether they are a public official of body or private person or company by any individual employee, agent or other person or body acting on a party's behalf in order to gain any commercial, contractual or regulatory advantage for such party in a way which is unethical or in order to gain any personal advantage, pecuniary or otherwise, for the individual or anyone connected with the individual.

11.5      The parties each have in place policies governing anti-bribery and each party will comply with its policy.

11.6      Breach of this clause 11 shall be deemed a material breach of this Agreement.

12.        General

12.1      This Agreement together with each Assignment Schedule agreed by the parties and any agreement between the parties relating to credit terms pursuant to clause 4.2 constitute the entire agreement between the parties and supersede all previous agreements and arrangements (if any) whether written, oral or implied between the Company and the Client relating to the Services and all such agreements still effective at the date of this Agreement (if any) shall be deemed to have been terminated by mutual consent with effect from the Start Date but without prejudice to any rights which have arisen prior to such termination and so that nothing in this clause 12.1 shall operate to exclude or limit the liability of any party in respect of fraud.

12.2      The Client acknowledges that, in entering into this Agreement, it has not relied on any representations by the Company, the Supplier or the Consultant made before the execution of this Agreement other than those expressly set out in this Agreement. Nothing in this clause 12.2 shall exclude any liability for fraudulent misrepresentation.

12.3      This Agreement is personal to the Client and the Client shall not be entitled to assign or sub-contract its obligations or rights under this Agreement to any third party without the prior written consent of the Company.  The Company shall however be entitled to assign this Agreement to any member of the Company's Group and, upon such assignment, without prejudice to the assignor's rights in respect of matters arising prior to such assignment; all references to the Company shall be deemed to refer to the assignee.

12.4      No amendment to this Agreement is effective unless it is in writing and signed on behalf of each party by a person duly authorised by that party.

12.5      Any notice required to be given under this Agreement (including the delivery of any timesheet or invoice) shall be in writing signed by a person duly authorised by the sending party and delivered by hand, sent by facsimile, e-mail or prepaid first class post to the recipient at its fax number or address specified in this Agreement (or as otherwise notified from time to time to the sender by the recipient for the purposes of this Agreement).

12.6      This Agreement shall be governed by and construed in all respects in accordance with the laws of the State of New Jersey and the Courts of the state of New Jersey shall have exclusive jurisdiction.

12.7      If any provision or any part of this Agreement is held to be illegal or unenforceable, in whole or in part, under any enactment or rule of law:

(a)         such provision or part shall to that extent be deemed not to form part of this Agreement but the enforceability of the remainder of this Agreement shall not be affected; and

(b)         to the extent permitted by law, the Company and the Client shall negotiate in good faith a substitute to any provision severed under clause 12.7(a) by a provision which is of similar effect but which is not illegal or unenforceable.

12.8      None of the provisions of this Agreement is intended to be for the benefit of, or enforceable by third parties (other than permitted assignees of the Company who shall be entitled to enforce the provisions of this Agreement as if original parties to it).

13.        Business Ethics, Sanctions and Modern Slavery

1           The Company shall and shall procure that any organisation in the Supplier’s Group shall:

(i)          comply with any trade, financial or other sanctions regime imposed by the UN, EU, UK, US (including regimes administered by the United States Department of the Treasury, Office of Foreign Assets (“OFAC”) and Her Majesty’s Treasury) and any other such regime which applies in relation to the Company’s business (“Sanctions”); and

(ii)         ensure that it shall not supply any goods or other items pursuant to the Contract from, or on behalf of, a “Restricted Person” (being any person who is listed as, or owned or controlled by any person listed as, targeted by Sanctions (including but not limited to persons on the “Specially Designated Nationals and Blocked Persons” list issued by OFAC and the “Consolidated List of Financial Sanctions Targets in the UK” issued by OFAC and the “Consolidated List of Financial Sanctions Targets in the UK” issued by Her Majesty’s Treasury, or located or incorporated in any country which is the target of country-wide Sanctions)), nor use any monies paid by the Company for the benefit of a Restricted Person.

13.2      The Company shall comply with the UK Modern Slavery Act 2015 and any other modern slavery laws, legislation, regulations or directives (“Modern Slavery Legislation”) which apply to its business or which apply in the place where the Contract is performed. The Company will not, and will procure that its employees, subcontractors, agents and representatives will not, engage in any activity, practice or conduct which would constitute an offence under any Modern Slavery Legislation.

Assignment Schedule in relation to the supply of services provided by a corp

This Schedule is issued subject to the Company's standard terms and conditions for the supply of services to clients.

1.          Particulars of Assignment

"Absence Entitlement" n/a

"Consultant" means, the person, whose details are set out below, or any substitute pursuant to clause 5 of this Agreement.

"End Date" means 31 March 2020 or such other date as the Company and the Supplier/Consultant may agree in writing.

"Invoicing Frequency" means every two weeks and after receipt of timesheets for such period.

"Notice Period" means 30 days; such period shall not limit either parties' right to terminate on notice of less than the Notice Period for a reason set out in clause 7 of the main terms and conditions.

"Payment Rate" means Normal Rate of $3,500 per day.

"Services" means consultancy services of an Interim CFO defined by the following responsibilities

•    Work with the Chief Executive Officer and Executive Team to define and execute the financing strategy for the Client

•    Act as a key spokesperson for the Client with the investment community

•    Lead the preparation, review and filing of the financial statements (10Q and 10K) and other associated SEC filings

•    Lead and manage the finance team ensuring maintenance of an appropriate control environment for SOX compliance and control over the capital deployment of the Client

•    Lead the budget/financial plan preparation, review and approval by the Board

•    Lead interactions with the Audit Committee, external auditors and SOX program support specialists

"Start Date" means 1 October 2019.

"Supplier" means (if applicable) an LLC

"Timesheet Frequency" means every 14 days.

Equipment and training provision

Client agrees to provide at its own cost a laptop computer and smart phone for performance of the Services by Consultant. Client agrees to provide any additional training it requires at its cost.

2.          The Client

Client name: Adaptimmune LLC

Client address: 351 Rouse Boulevard, Philadelphia, PA 19112

Client contact: Legal@adaptimmune.com, General Counsel

Location(s) at which Services to be performed (if different from above): Services may also be performed at locations of other members of Client group including Adaptimmune Limited facilities in the UK.

3.          The Supplier

Supplier name: GAR-1 Business Advisory Services

4.          The Consultant

Consultant name: Michael R Garone

5.          Additional Provisions

n/a

Signed by Katherine Miller on behalf of the Company	/s/ Katherine Miller
Director

Signed by Helen Tayton-Martin on behalf of Adaptimmune LLC	/s/ Helen Tayton-Martin
President and Secretary

Annex A – Data Protection

1.1        In this Exhibit:

(a)      Both Client and Company are the Controller and the Processor in relation to the types of Personal Data set out below; and

(b)      the types of Personal Data and categories of Data Subject which will be processed, the nature and purpose of that processing and the duration of that processing are as set out below:

(i)       Personal Data capable of identifying any of Company’s or Supplier’s employees, contractors or other individuals working for or on behalf of Company for which Company is Controller.

(ii)       Personal Data capable of identifying any of Client’s employees, contractors or other individuals working for or on behalf of Client for which Client is Controller

(c)      Data Protection Legislation in this Exhibit refers to all applicable privacy and data protection laws including the General Data Protection Legislation ((EU) 2016/679) (GDPR) and any applicable national implementing laws, regulations and secondary legislation in England and Wales relating to the processing of personal data  and the privacy of electronic communications, as amended, replaced or updated from time to time, including the Privacy and Electronic Communications (EC Directive) Regulations 2003 (SI 2003/2426) (Privacy Regulations) as amended by the Privacy and Electronic Communications (EC Directive) (Amendment) Regulations 2011 (SI 2011/1208), the Privacy and Electronic Communications (EC Directive) (Amendment) Regulations 2015 (SI 2015/355) and the Privacy and Electronic Communications (EC Directive) (Amendment) Regulations 2016 (SI 2016/524).

(d)      Personal Data and Data Subject shall have the meanings given to them under the Data Protection Legislation.

1.2        In relation to the processing of Personal Data, Processor shall:

(a)      only process Personal Data in accordance with the Controller's written instructions from time to time (which may be specific instructions or standing instructions of general application in relation to the Services, whether set out in this Agreement or otherwise notified to the Processor, unless such processing is required by any law (other than contract law) to which the Processor is subject, in which case the Processor shall (to the extent permitted by law) inform the Controller of that legal requirement before carrying out the processing;

(b)      immediately notify the Controller if it considers that the Controller's instructions are in breach of the GDPR or other EU member state laws; and

(c)      keep a written record of all such processing activities which shall include the information required to be kept under Article 30(2) of the GDPR.

1.3        In relation to the security and confidentiality of the Personal Data, Processor shall:

(a)      ensure that it has in place appropriate technical and organisational measures to ensure a level of security for the Personal Data which is appropriate to the risks to individuals that may result from the accidental or unlawful destruction, loss, alteration, unauthorised disclosure of, or access to the Personal Data;

(b)      in addition to the confidentiality obligations in section 6 of this Agreement:

(i)       ensure that only those of the Processor's personnel who need to have access to the Personal Data are granted access to such data and only for the purposes of the performance of this Agreement and all of the Processor's personnel required to access the Personal Data are informed of the confidential nature of the Personal Data, comply with the obligations set out in this Exhibit, and are bound by appropriate confidentiality obligations when accessing the Personal Data; and

(ii)       not publish, disclose or divulge any of the Personal Data to any third party (including for the avoidance of doubt the Data Subject itself) unless directed to do so in writing by the Controller;

(c)      not modify, amend or alter the contents of the Personal Data unless specifically authorised in writing by the Controller.

1.4        If the Processor becomes aware of a Personal Data breach, it shall notify the Controller without undue delay on becoming of aware of such a breach.

1.5        The Processor shall notify the Controller within five Business Days upon receiving the following:

(a)      a request from a Data Subject to have access to that person's Personal Data; or

(b)      a complaint or request relating to the Controller's obligations under the Data Protection Legislation; or

(c)      any other communication relating directly or indirectly to the processing of any Personal Data in connection with this agreement.

1.6        The Processor shall provide the Controller with full co-operation and assistance in order to enable the Controller to comply with its obligations under the Data Protection Legislation in relation to:

(a)      the Controller's obligations in relation to responding to Data Subject requests;

(b)      the security of the Personal Data;

(c)      notifying Personal Data breaches to the relevant supervisory authority;

(d)      communicating personal data breaches to the Data Subject; and

(e)      impact assessments and related consultations with supervisory authorities or regulators.

1.7        The Processor shall:

(a)      make available to the Controller all information that the Controller requests from time to time to enable the Controller to verify that the Processor is in compliance with its obligations in this Exhibit; and

(b)      permit the Controller or its external advisers to inspect and audit the Processor's data processing activities and those of its agents, subsidiaries and Sub-contractors (to the extent the Processor is reasonably able to procure such third party access).

1.8        The Processor shall not engage or authorise a sub-contractor to process the Personal Data unless:

(i)       it has obtained the prior written consent of the Controller (which may be granted or withheld in the Controller's sole discretion) before transferring the Personal Data to any Sub-Contractors in connection with the provision of the Services; and

(ii)       the Sub-Contractor has either entered into a direct contract with the Controller or a contract with the Processor which incorporates the provisions equivalent to those in this agreement in relation to confidentiality, data protection and security, and

1.9        In relation to transfers of Personal Data to areas outside the European Economic Area (EEA):

(a)      the Processor shall not transfer any Personal Data outside the  EEA without the Controller's prior written consent; and

(b)      if the Controller consents to any transfers pursuant to preceding clause, the Processor shall ensure that the following conditions are met in relation to such transfers:

(i)       the Processor complies with its obligations under the Data Protection Legislation by ensuring that there is an adequate level of protection to any Personal Data that is transferred (including as relevant model clauses or adoption of Privacy Shield as appropriate);

(ii)       that there are appropriate safeguards in place in relation to that transfer;

(iii)      that Data Subjects have enforceable rights and effective legal remedies; and

(iv)      that the Processor shall comply with any other reasonable instructions as notified to it by the Controller in relation to such transfers.

1.10      The Controller acknowledges that the Processor is reliant on the Controller alone for direction as to the extent the Processor is entitled to use and process the Personal Data. The Processor shall be entitled to relief from liability in circumstances where a Data Subject makes a claim or complaint with regards to the Processor's actions to the extent that such actions directly result from instructions received from the Controller.

1.11      On the expiry or termination of this Agreement, the Processor shall notify the Controller of the Personal Data that it holds. Promptly following such expiry or termination, and unless otherwise instructed in writing by Controller or continued storage is required by the Processor to comply with Applicable Laws, the Processor shall securely and permanently destroy all copies of Personal Data in its possession or control (other than any copy transferred to the Controller in accordance with Controller’s request).

1.12      The Processor shall, at all times during and after the term of this Agreement, indemnify the Controller and keep the Controller indemnified against all losses, damages, costs or expenses and other liabilities (including legal fees) incurred by, awarded against or agreed to be paid by the Controller arising from any breach of the Processor's obligations under this Exhibit except and to the extent that such liabilities have resulted directly from the Controller's instructions.